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                                                                   EXHIBIT 10.41


                                LICENSE AGREEMENT


        THIS LICENSE AGREEMENT (this "Agreement") is made as of the 21st day of December, 2001 (the "Effective Date") by and between The University of Connecticut Health Center, a public institution of higher education, having a business address at the Center for Science and Technology Commercialization, 263 Farmington Avenue, Farmington, Connecticut 06030-6207 (hereinafter referred to as "UCHC") and InSite Vision Incorporated, a Delaware corporation with its principal place of business at 965 Atlantic Avenue, Alameda, California 94501 (hereinafter referred to as "Licensee"). (UCHC and Licensee each individually a "Party" and collectively, the "Parties".)

                                    RECITALS

        WHEREAS, the UCHC laboratory of Dr. Mansoor Sarfarazi (the "Laboratory") has invented technology for genetic-based prognosis and diagnosis of Adult Onset Primary Open Angle Glaucoma ("POAG"), as defined under Section 1.7 hereof, which technology is being developed under a Research Agreement dated June 29, 2001 between UCHC and Licensee (the "Research Agreement.

        WHEREAS, UCHC owns UCHC Technology and Patent Rights, as defined below, related to the POAG technology;

        WHEREAS, Licensee desires to secure a license to use such UCHC Technology and Patent Rights to produce, use and sell Licensed Products related to POAG, under the terms and conditions set forth herein; and

        WHEREAS, UCHC desires to facilitate a timely transfer of its information and technology concerning the UCHC Technology and the Patent Rights related to POAG for the ultimate benefit of the public and this transfer is best accomplished by the grant of this license;

        NOW THEREFORE, for and in consideration of the covenants, conditions, and undertakings hereinafter set forth, it is agreed by and between the Parties as follows:

                                    AGREEMENT

1.      Definitions.

        1.1 "UCHC Technology" means any research and development information, know-how, and technical data relating to POAG that has been developed in the Laboratory and under the Research Agreement, that relates to the practice of the Patent Rights relating to prognosis and diagnosis of POAG and that UCHC has the right to provide to Licensee.

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        1.2    "Licensed Products" means any method, procedure, process,
prognostic kit, diagnostic kit, product, or component part thereof whose manufacture, sale or use includes a material use of UCHC Technology or Patent Rights for the prognosis and/or diagnosis of POAG.

        1.3 "Patent Rights" means all patent rights of UCHC to: (a) any inventions (including, without limitation, any apparatus, technique, process, means or method) relating to the prognosis and/or diagnosis of POAG that is developed, conceived or reduced to practice during the course of the Research Agreement including, without limitation, any subject matter relating to the prognosis and/or diagnosis of POAG described by, claimed in or covered by University of Connecticut invention disclosure [*] (the "Existing Disclosure");
(b) any United States patent applications that may be based on any of the foregoing and any United States patents issuing from such applications; and (d), any continuations, continuations-in-part ("CIP"), divisions and substitutions thereof, and any foreign patents corresponding thereto, and/or any divisions, continuations, or reissues thereof; provided, however, that in order to be included in Patent Rights, the new subject matter contained in any CIP, or foreign counterparts thereto, must (i) have been developed in the Laboratory during the term of the Research Agreement and as a result of the work performed under the Research Agreement, and (ii) relate to prognosis and/or diagnosis of POAG.

        1.4 "Net Sales" means total billings for Licensed Products, determined in accordance with generally accepted accounting principles, sold by Licensee and its Affiliates, less:

               (a) import, export, excise, use, value-added and sales taxes, and custom duties actually paid by Licensee to the extent separately stated on invoices or other sales documents;

               (b) to the extent actually paid by Licensee, costs of insurance, packing, and transportation from the place of manufacture to the customer's premises or point of installation to the extent separately stated on invoices or other sales documents;

               (c) credit for returns, allowances, and discounts actually allowed by Licensee; and

               (d) Medicaid rebates and rebates actually allowed by Licensee made or taken in amounts customary in the industry.

         Licensed Products shall be considered sold when paid for or thirty (30) days after invoiced, whichever is sooner.

        1.5 "Affiliate" means any entity which controls, is controlled by or is under common control with Licensee. An entity shall be regarded as in control of another entity if it owns or controls more than fifty percent (50%) of the voting power of such entity.


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        1.6    "Valid Claim" means a claim of an issued, unexpired patent which has not been: held invalid or unenforceable by a final decision of a court or governmental agency of competent jurisdiction, which decision is unappealable or was not appealed within the time allowed therefore; or admitted in writing to be invalid or unenforceable by the holder(s) pursuant to a reissue, disclaimer or otherwise.

        1.7 "POAG" means Adult Onset Primary Open Angle Glaucoma related to the GLC1E locus and other GLC1 loci, if any, for which the Laboratory identifies mutations under the terms of the Research Agreement.

2.      Grant of License and Term.

        2.1    License Grant. Subject to Section 6 (Government Rights) and
Section 10 (UCHC Use):

               (a) UCHC grants to Licensee and its Affiliates an exclusive (including as to UCHC), worldwide right and license to use UCHC Technology, and to make, have made, use, import, export, sell and offer to sell Licensed Products incorporating, made, using or derived from UCHC Technology, upon the terms and conditions of this Agreement.

               (b) UCHC grants to Licensee and its Affiliates an exclusive (including as to UCHC), worldwide license under the Patent Rights to make, have made, use, import, export, sell and offer to sell Licensed Products, and to practice any process, method or procedure covered by the Patent Rights, upon the terms and conditions set forth herein.

               (c)    The rights and licenses granted under Section 2.1(a) and
Section 2.1(b) above shall include the exclusive (including as to UCHC) right to grant sublicenses.

        2.2 Background Technology. UCHC grants to Licensee and its Affiliates a non-exclusive worldwide right and license under any intellectual property or propriety rights from the laboratory of Dr. Sarfarazi owned by UCHC and to which UCHC has the right to license hereunder (other than as set forth above) to the extent necessary for Licensee to: (a) practice any process, method or procedure covered by the Patent rights; or (b) otherwise use any UCHC Technology to make, have made, use, import, sell and offer to sell Licensed Products as set forth herein.

        2.3 Disclosure of Technology. UCHC shall promptly disclose to Licensee the UCHC Technology and provide Licensee with copies of the physical embodiments thereof and any invention disclosures and other documentation with respect thereto. UCHC shall provide Licensee with reasonable assistance sufficient to enable Licensee to understand and implement the UCHC Technology and Patent Rights related to POAG. The amount of such assistance to be provided by Dr. Mansoor Sarfarazi will be mutually agreed by Dr. Sarfarazi and Licensee, and Dr. Sarfarazi will be compensated for time spent providing such assistance at the same rate as for services provided pursuant to his existing consulting agreement with Licensee.


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        2.4    Improvements. In the event that the Laboratory develops any enhancements or improvements relating to the prognosis and diagnosis of POAG ("Improvements") as a result of the work performed under the Research Agreement during the time the Research Agreement is in effect, UCHC shall promptly notify Licensee of such Improvements in writing and provide Licensee with a detailed written description of such Improvements. Such Improvements are included under the rights granted in this Agreement and all rights granted to Licensee herein with respect to the UCHC Technology and the Patent Rights shall apply to such Improvements.

        2.5 Therapeutic Use. During the term of the Research Agreement, Licensee shall have the option, as described in Article 9 of the Research Agreement, to obtain from UCHC an exclusive, worldwide right and license to use any invention relating to POAG which has been developed in the Laboratory and which relates to therapeutic approaches to POAG and which UCHC has the right to provide to Licensee. The terms and conditions of such license shall be determined in good faith.

3.      License Fees and Royalties.

        3.1 Issue Fee and Milestone Payments. Licensee shall pay to UCHC a license issue fee of [*] upon the execution of this Agreement. In addition, Licensee shall pay to UCHC the following milestone payment: [*] upon the first commercial sale of Licensed Products. For the purpose of this Section 3.1 (Issue Fee and Milestone Payments), payment shall be made to UCHC within thirty (30) days of the applicable triggering event.

3.2     Royalties.  Licensee shall pay UCHC:

        (a) [*] of Net Sales of Licensed Products for prognostic or diagnostic use as earned royalties, provided that such Licensed Products are covered by a Valid Claim in the country in which, and at the time, they are sold, provided, however, that the foregoing earned royalty rate of [*] shall be reduced to an earned royalty equal to the UCHC Portion (as defined below) multiplied by [*] in the case of sales of Licensed Products that incorporate the UCHC Technology or the Patent Rights and components licensed by Licensee from other third parties. The "UCHC Portion" means the portion of the total detectable incidence of Primary Open Angle Glaucoma in the target population defined by the Parties that is attributable to the detection capabilities of and/or the genes identified by the UCHC Technology and the Patent Rights. Documentation for the above calculation will be based on the reported results of the UCHC research and on other relevant data from published materials; and

        (b) [*] of Net Sales of licensed Products for prognostic or diagnostic use as earned royalties, provided that such Licensed Products are not covered by a Valid Claim in the country in which, and at the time, they are sold, provided, however, that the foregoing earned royalty rate of [*] shall be reduced to an earned royalty equal to the UCHC Portion multiplied by [*] in the case of sales of licensed Products that incorporate the UCHC Technology and


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components licensed by Licensee from other third parties. Documentation for the above calculation will be based on the reported results of the UCHC research and on other relevant data from published materials.

        3.3 Yearly Minimum Payments. On each anniversary of the Effective Date of this Agreement, Licensee shall pay to UCHC the amount, if any, by which the following minimum annual royalty payments exceed the earned royalty payments made by Licensee to UCHC pursuant to Section 3.2 (Royalties) above for the corresponding year:

                        First license year                  [*]

                        Second license year                 [*]

                        Third license year                  [*]

                        Fourth license year                 [*]

                        Fifth license year                  [*]

                        Each year thereafter during the     [*]
                        term of this Agreement

        3.4 Payment Remedies. Notwithstanding any provision of this Agreement to the contrary, in the event of Licensee's breach of any of its obligations under Section 3 (License Fees and Royalties), UCHC shall have the right, at its sole discretion, to terminate this Agreement or to convert the exclusive licenses granted under Section 2.1 (License Grant) hereof to non-exclusive licenses upon providing Licensee with written notice of such conversion if Licensee has failed to cure any such breach within ninety (90) days of receipt of written notice from UCHC describing such breach.

        3.5 Sublicense Fees. Notwithstanding any provision of this Agreement to the contrary, Licensee shall pay to UCHC:

               (a) [*] of royalties that Licensee and/ or its Affiliates receive as earned royalty income from sublicensees, up to the amount that UCHC would receive if such sales had been made by Licensee; and

               (b) [*] of all sublicensing income, exclusive of royalty income covered by Section 3.5(a) that Licensee and/ or its Affiliates receive from sublicensees, including, but not limited to, initial sublicensing fees, minimums, maintenance fees, the value of equity or other ownership interest, and milestone payments.


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Licensee shall provide UCHC with a complete copy of each sublicense granted by
Licensee within thirty (30) days of execution of such sublicense.

        3.6 Single Accrual of Royalties and Fees. Sales of Licensed Products between or among Licensee, its Affiliates and sublicensees shall not be subject to any royalty hereunder, and in such cases royalties shall be calculated upon Licensee's or its Affiliates' or sublicensees' Net Sales to an independent third party. Licensee shall be responsible for payment of any royalty accrued on Net Sales of Licensed Products to such independent third party through Licensee's Affiliates or sublicensees. Royalties shall accrue hereunder only once in respect of the same unit of the Licensed Product.

4.      Timing of Royalty Payments: Records.

        4.1 Payment of Royalties and Fees. Within forty-five (45) days after the end of each calendar quarter, Licensee shall pay to UCHC the royalty payment and sublicensing income due for such quarter in U.S. dollars. Such royalties shall be converted, where applicable, from the currency of the country in which the sale was made into U.S. dollars in accordance with generally accepted accounting principles.

        4.2 Reports. Together with each quarterly payment, Licensee shall submit to UCHC a written accounting showing its computation of royalties and sublicensing income due under this Agreement for such quarter. Said accounting shall set forth gross sales, credits and other offsets, Net Sales, total sublicensing income, the exchange rate applied, if any, and the total payment due for the quarter in question.

        4.3 Books and Records. Licensee shall keep full and accurate books and records reflecting the sales of Licensed Products and the data used in arriving at Net Sales and the amount of royalties and/or share of sublicense income payable to UCHC hereunder for no less than three (3) years after the end of each such quarter. Licensee shall permit UCHC, at UCHC's expense, to have such books and records examined by independent certified public accountants retained by UCHC and reasonably acceptable to Licensee, during regular business hours upon reasonable advance notice, but not later than three (3) years following the rendering of any such reports, accounting and payments, and no more often than one (1) time per year. Such independent accountants shall keep confidential any information obtained during such examination and shall report to UCHC only the amounts of royalties and/or share of sublicense income which the independent accountant believes to be due and payable hereunder.

5.      Due Diligence.

        Licensee shall use its reasonable commercial efforts to proceed with the research, development and commercialization of Licensed Products and shall thereafter use its reasonable commercial efforts to commercialize and sell the Licensed Products so developed during the term of this Agreement. If Licensee has not made commercial sales of Licensed Products within five (5) years after the Effective Date, UCHC may terminate this Agreement upon [one hundred


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and eighty (180) days] prior written notice at the sole discretion of UCHC provided that Licensee has not commenced such commercial sale within such notice period.

6.      Government Rights.

        Notwithstanding Section 2.1 (License Grant), Section 2.2 (Background Technology), or Section 2.4 (Improvements) above, any and all licenses granted hereunder are subject the following rights of the United States Government which arise out of its partial sponsorship of the research which led to the UCHC Technology or the Patent Rights: (a) a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States any invention within the Patent Rights throughout the world (as and to the extent set forth under the applicable provisions of 35 U .S.C.
Section 200 et seq.); and (b) march-in rights as provided in 35 U.S.C. Section
203. Upon the written request of the Licensee, UCHC will use reasonable efforts to obtain a waiver of the requirement under 35 U .S.C. Section 203 that products embodying such inventions or produced through the use of such inventions sold in the United States be manufactured substantially in the United States.

7.      Term and Termination.

        7.1 Term. Unless earlier terminated in accordance with this Section 7 (Term and Termination), this Agreement and the licenses granted herein shall continue until the later of: (a) the expiration of the last-to-expire patent within the Patent Rights, (b ) the abandonment of the last application within the Patent Rights or (c) fifteen (15) years from the Effective Date of this Agreement. Upon the expiration, but not the earlier termination of this Agreement, Licensee's rights under Section 2.1(a) (License Grant) and Section
2.2 (Background Technology) shall survive.

        7.2 Termination by UCHC. UCHC may terminate this Agreement if Licensee is: (a) in significant breach of a material term of this Agreement and Licensee fails to remedy such breach within sixty (60) days after written notice of breach from UCHC is received by Licensee; (b) adjudged bankrupt; (c) enters into a composition with its creditors; or (d) makes an assignment for the benefit of its creditors with respect to substantially all of its assets.

7.3     Termination by Licensee.

               (a) Licensee may terminate this Agreement if UCHC is in significant breach of a material term of this agreement and UCHC fails to remedy such breach within sixty (60) days after written notice of such breach from Licensee is received by UCHC.

               (b) In addition to the foregoing, Licensee may also terminate this Agreement at any time upon one hundred eighty (180) days written notice to UCHC, provided that Licensee shall be obligated to pay to UCHC all milestone, minimum, earned royalty, sublicense income or other amounts due and payable to UCHC as of the effective date of the written notice.


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               (c)    In addition to the above, if Licensee terminates this
Agreement pursuant to Section 7.3(b) within five (5) years after the Effective Date, and if Licensee, together with its sublicensees and Affiliates, has failed to achieve aggregate commercial sales of Licensed Products averaging at least [*] per year as of the effective date of such termination, Licensee shall also pay to UCHC an early termination fee equal to [*] of minimum royalties as outlined in Section 3.3 (Yearly Minimum Payments) and as calculated for the [*] after the effective date of the termination. All payments required under this
Section 7.3 (Termination by Licensee) shall be paid to UCHC within thirty (30) days of the effective date of such termination.

        7.4    Survival. The provisions of Section 1 (Definitions), Section 7.1
(Term), this Section 7.4 (Survival), Section 8 (Confidentiality), Section 12 (Indemnity), Section 13 (Limitation of Liability), Section 14 (Warranties) and
Section 15 (Miscellaneous) hereof shall survive any expiration or termination of this Agreement in accordance with their terms.

8.      Confidentiality.

        8.1 Subject Information. UCHC and Licensee shall keep any technology, formula, trade secrets, technical data or business information ("Information") provided or made available by or otherwise obtained from the other Party or its Affiliates hereunder confidential. Neither UCHC nor Licensee shall, without the prior written consent of the other Party or its Affiliates, as the case may be, use (except as expressly permitted by this Agreement), or disclose to any third party, any Information provided or made available by the other Party or its Affiliates hereunder; provided, however, that the foregoing shall not apply to information which the Party receiving such information can establish by written documentation to: (a) have been publicly known at the time of disclosure by the other Party or its Affiliates, as the case may be, (b) have become publicly known, without fault on its part, subsequent to such disclosure, (c) have been otherwise obtained without restriction from a source (other than the other Party or its agents or Affiliates), lawfully having the right to disclose such information, or (d) have been developed by it or its Affiliates independently without use of or reference to the Information as disclosed hereunder by the other Party or its Affiliates.

        8.2 Permitted Disclosures. The foregoing shall not preclude the disclosure of information by UCHC or Licensee:

               (a) to its legal representatives, Affiliates, consultants, outside contractors and (if it has the right to grant the license or sublicense) its Licensees and sublicensees, under [like][written] confidentiality obligations on the part of the recipients which obligations are equivalent to
Section 8 (Confidentiality) of this Agreement,

               (b) to the extent required by law or regulation, provided that, to the extent reasonably possible, it shall give prompt written notice of the proposed disclosure to the other Party or its Affiliates, as the case may be, so as to allow the other Party or its Affiliates, as the

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case may be, an opportunity to object to such requirement and, if applicable, assure that confidential treatment will be accorded to such information, or

               (c) to the extent that such information is reasonably required to be disclosed for the purpose of securing necessary governmental authorization for the clinical testing or marketing of products or for the purpose of conducting clinical testing or marketing of products, or of prosecuting or defending litigation.

        8.3 Terms of Agreement. The terms of this Agreement shall not be disclosed by either Party to any third party (other than as provided in Subsections 8.1(a), (b) and (c) above) or be published unless both Parties expressly agree otherwise in writing. Furthermore, neither Party shall use the name of the other Party or its Affiliates without their prior written consent. However, the foregoing restrictions shall not apply to the disclosure of information set forth in the form of an agreed-upon press release, if any, which may be prepared in mutually agreeable format and substance for release on or after the Effective Date, or to disclosures required by law or regulation. Both UCHC and Licensee may include the existence of this Agreement and the Research Agreement in annual reports and other public documents without the permission of the other Party.

        8.4 Publication of UCHC Technology. Licensee shall not disclose any unpublished UCHC Technology furnished by UCHC pursuant to this Agreement to third parties during the term of this Agreement or any time thereafter, provided, however, that Licensee may disclose any such UCHC Technology at any time (in addition to the provisions of Section 8.1(a)-(d) above): (a) with the prior written consent of Dr. Sarfarazi or UCHC, (b) after the same shall have become public through no fault of Licensee; or (b) to sublicensees of Licensee or other persons or entities with whom Licensee proposes to enter into a business relationship, provided that such sublicensee or third party enters into a confidentiality agreement containing provisions equivalent to Section 8 (Confidentiality) of this Agreement. The Licensee will not disclose proprietary information which is unpublished and not included in a patent application without Dr. Sarfarazi's prior permission, which shall not be unreasonably withheld or delayed.

9.      Use of UCHC's Name.

        Licensee shall not use the name of UCHC or Dr. Sarfarazi or its then current employees in advertising or promoting the sale of Licensed Products or for any other business purpose without the prior written consent of UCHC and/ or Dr. Sarfarazi, as appropriate.

10.     UCHC Use.

        It is expressly agreed that, notwithstanding any provisions herein, UCHC is free to use the UCHC Technology and the Patent Rights for its own internal research( basic and clinical), teaching and educational purposes without limitation and without payment of royalties or any other form of payment.


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11.     Patent Rights.

        11.1 Patent Rights Control. During the term of this Agreement, filing for, prosecuting and maintaining patent applications and patents included within the Patent Rights shall be made at the discretion of and in the name of UCHC. Licensee and its sublicensees shall have the opportunity to provide input on the strategy for seeking such patent protection, including a reasonable opportunity to review future patent applications and related documents associated with the Patent Rights. Licensee shall cooperate with and assist UCHC in filing for and prosecution of such Patent Rights. UCHC shall keep Licensee fully informed as to the status of such Patent Rights. In addition, UCHC will use diligent efforts to advise Licensee of all proposed patent filings of a substantive nature in time reasonably sufficient for Licensee to review such filings.

        11.2 Patent Rights Costs. Licensee will reimburse UCHC for reasonable, documented costs incurred by UCHC in the preparation, filing, prosecution and maintenance of the Patent Rights. Unless otherwise agreed by the Parties in writing, the law firm of Hamilton, Brook, Smith and Reynolds shall be utilized for purposes of preparing, filing, prosecuting, and maintaining patent applications hereunder.

        11.3 Patent Rights Transfer. If UCHC elects to terminate either the prosecution or maintenance of the Patent Rights in any country prior to the completion of normal prosecution before the patent examiner of such country or prior to the end of the corresponding term for maintenance, as the case may be, it will give Licensee sixty (60) days prior written notice of such election prior to any time limit on any action due. Licensee, upon receipt of such notice, shall have the option to undertake the continuation of such prosecution or maintenance and UCHC will transfer title to Licensee for such patent application or patent.

        11.4 Patent Rights Infringement Notice. Each Party shall promptly inform the other Party of any actual, suspected or threatened infringement of any Patent Rights by a third party or claim or action (including, without limitation, any declaratory judgement) seeking a judgement of invalidity or non-infringement with respect to any of the Patent Rights. With respect to each such infringement, claim or action that may arise:

               (a) Licensee shall have the initial right (but not the obligation) to enforce the Patent Rights exclusively licensed hereunder or defend any declaratory judgment action with respect thereto (collectively, an "Enforcement Action") in its own name and at its expense.

               (b) If Licensee has notified UCHC in writing that it elects not to initiate an Enforcement Action, and if the licenses granted hereunder become non-exclusive, pursuant to Section 3.4 (Payment Remedies), then UCHC shall have the right (but not the obligation) to initiate an Enforcement Action in its name and at its expense.


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               (c)    The Party which does not initiate an Enforcement Action
may participate in such Enforcement Action with counsel of its own choosing. If such Party chooses not to participate in such Enforcement Action, such Party shall nonetheless reasonably cooperate, at the other Party's expense, in such Enforcement Action including, without limitation, by agreeing, to the extent it is legally able to do so, to be joined to such action.

               (d) The monetary recovery in any Enforcement Action, including any settlement amounts or court awarded damages shall be (i) applied first to reimburse the initiating Party for any costs and fees (including attorneys' and professional fees) incurred in connection with such Enforcement Action, and (ii) thereafter allocated between the Parties pro-rata in accordance with the relative damages, if any, suffered by each Party as the result of the subject infringement, claim or action. Any amounts received by Licensee pursuant to clause (ii) above, shall constitute revenue for Licensed Products subject to royalty and sublicense fees, as applicable, under Section 3 (License Fees and Royalties).

12.     Indemnity.

        12.1 Indemnification by Licensee. Licensee agrees to indemnify, hold harmless and defend UCHC, its officers, employees, and agents, against any and all claims, suits, damage, costs, fees, and expenses asserted by third parties, both government and private, for death, illness, personal injury and property damage resulting from or arising out of Licensee's development, use or sale of the Licensed Products; provided that Licensee shall not be responsible for amounts paid in settlement of any claim without its approval.

        12.2 Losses Resulting from UCHC: In the event of loss resulting from acts of omission or commission by UCHC and/ or its employees in connection with this Agreement, the Licensee or any third party shall have recourse through the Connecticut Claims Commission as provided under Chapter 53 of the Statutes of the State of Connecticut in which all claims against the State of Connecticut and the University of Connecticut shall be filed with the State of Connecticut Claims Commissioner. In addition, this provision shall apply to any claims against UCHC made in conjunction with Section 15.2 (Governing Law and Dispute Resolution) of this Agreement.

13.     LIMITATION OF LIABILITY.

        IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY FOR: ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOST PROFITS, LOSS OF DATA OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES. THE FOREGOING SHALL APPLY TO LIABILITIES ARISING IN ANY WAY OUT OF THIS AGREEMENT UNDER ANY CAUSE OF ACTION, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

14.     Warranties.


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        UCHC warrants that it: has the lawful right to grant the licenses provided in this Agreement; has not granted rights or licenses in conflict with this Agreement; has not received any notice of a claim of infringement or misappropriation of any alleged rights asserted by any third party in relation to the UCHC Technology or the Patent Rights; is not aware that any third party is infringing the Patent Rights; and, except as disclosed to Licensee, UCHC is not aware of any patents or other proprietary rights of any third party which would materially affect the exercise of the license rights granted hereunder to Licensee. UCHC covenants that during the term of this Agreement (or any license granted hereunder), UCHC shall not enter into any other agreements that conflict with rights or obligations provided hereunder, including any rights and obligations that survive termination hereof.

15.     Miscellaneous.

        15.1 Notices. Any notice required or permitted to be given to the Parties shall be deemed to have been properly given if delivered in person or when received if mailed by first-class certified mail to the other Party at the appropriate address as set forth at the beginning of this Agreement, or to such other addresses as may be designated in writing by the Parties from time to time during the term of this Agreement.

        15.2 Governing Law and Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut without regard to the conflict of laws provisions thereof. Any controversy arising under or related to this Agreement, or any disputed claim by either Party against the other under this Agreement, excluding any dispute between the Parties relating to patent validity or infringement arising under this Agreement, shall be first addressed by good faith negotiation between the Parties; if such efforts fail to resolve the dispute, the Parties shall seek the assistance of a mutually acceptable third-party mediator. Notwithstanding anything to the contrary, nothing in this Agreement shall be deemed as preventing either Party from seeking injunctive relief or any other provisional remedy from any court having jurisdiction over the Parties and the subject matter of the dispute as necessary to protect either Party's name, proprietary information, trade secrets, know-how or any other proprietary rights.

        15.3 Waiver. It is agreed that no waiver by either Party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/ or similar breach or default.

        15.4 Assignment. This Agreement shall not be assignable by either Party without the written consent of the other Party, which consent shall not be withheld or delayed unreasonably. Notwithstanding the foregoing, either Party may transfer and assign this Agreement, without the other Party's consent, to an entity that succeeds to substantially all of the business or assets of such Party to which this Agreement pertains.

        15.5 Independent Contractors. The relationship of UCHC and Licensee established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall


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

be construed: (a) to give either Party the power to direct or control the day-to-day activities of the other; or (b) to constitute the Parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking.

        15.6 Severability. If any provision of this Agreement is held to be invalid by a court of competent jurisdiction, then the remaining provisions shall nevertheless remain in full force and effect. The Parties further agree to negotiate in good faith a substitute, valid and enforceable provision that most nearly effects the Parties' intent and to be bound by the mutually agreed substitute provision.

        15.7 Force Majeure. Nonperformance of either Party shall be excused to the extent that performance is rendered impossible by strike, power failure or shortage, earthquake, fire, flood, governmental acts or orders or restrictions, failure of suppliers, acts of God or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence of the non-performing Party.

        15.8 Entire Agreement. This Agreement constitutes the entire, final, complete and exclusive agreement between the Parties and supersedes all previous agreements or representations, oral or written, relating to the licensing and commercial development of the POAG technology for prognostic and diagnostic use. This Agreement may not be modified or amended except in a writing signed by a duly authorized representative of each Party. Both Parties acknowledge having read the terms and conditions set forth in this Agreement, understand all terms and conditions, and agree to be bound thereby.

        15.9 Authorization to Contract. UCHC represents to Licensee that UCHC is authorized to enter into this Agreement under Section 10a-104 and Sections 10a-110 to 10a-110g of the General Statutes of Connecticut, as amended as of the Effective Date.

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

THE UNIVERSITY OF CONNECTICUT                INSITE VISION INCORPORATED
HEALTH CENTER

By:   /s/ Michael F. Newborg                 By:  /s/ Kumar Chandrasekaran
    -----------------------------------          ------------------------------
Name:  Michael F. Newborg                    Name:  Kumar Chandrasekaran
    -----------------------------------          ------------------------------
Title: Executive Dir.,                       Title: Chief Executive Officer
       Ctr.for Sci. & Tech. Comm'n.
       --------------------------------            ----------------------------
Date:                                        Date:  December 21, 2001
       --------------------------------            ----------------------------



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